UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2020

Guaranty Federal Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-23325	43-1792717
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

2144 E Republic Road, Suite F200
Springfield, Missouri 65804
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (833) 875-2492

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. to Form 8-K):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.10 per share	GFED	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined by Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period of complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

INCLUDED INFORMATION

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c) On April 21, 2020, Guaranty Federal Bancshares, Inc. (the “Company”) issued a press release announcing the appointment of Craig Dunn to serve as Executive Vice President, Chief Commercial Banking Officer. Mr. Dunn’s primary responsibility will be to oversee the management, direction, and development of the Company’s commercial banking and corporate services lines of business.

Mr. Dunn has nearly 30 years of banking experience. Most recently, Mr. Dunn was regional president of Regent Bank in Springfield, Missouri. He began his career at FCS Financial as a credit analyst and loan officer. In 1996 he joined Empire Bank as an area vice president in Fair Grove, Missouri and in 2004 he joined Citizens National Bank of Springfield, Missouri as senior vice president and commercial lender. In 2010 he rejoined Empire Bank as senior vice president and commercial lender until he was named regional president of Bear State Bank in 2012.

Mr. Dunn holds a bachelor’s degree from Missouri State University in Agricultural Economics and a Master’s in Business Administration from Southwest Baptist University in Bolivar. He is also a graduate of the Graduate School of Banking in Madison, Wisconsin.

(e) The Company has agreed to pay Mr. Dunn an annual salary of $225,000, which will be reviewed annually, and may be increased by the Company. Mr. Dunn also received 1,500 shares of restricted stock that have a cliff vesting at the end of three years.   The Company is currently in process of formulating both short-term and long-term incentive plans for Mr. Dunn.

There is a written employment agreement (the “Agreement”) between the Company and Mr. Dunn which is attached hereto as Exhibit 10.1. The Agreement has a term of one year, unless further extended or earlier terminated pursuant to its terms, and sets forth a minimum base salary payable to the officer and provides that the officer is eligible to participate in the Company’s bonus, incentive, retirement, health and other insurance benefit plans made available to executive-level employees.

The Agreement obligates the Company to pay the officer severance in the event the officer’s employment is terminated by the Company without cause. In the event of the officer’s involuntary termination without cause prior to a change in control of the Company (as defined in the Agreement), Mr. Dunn would receive six months base pay. Such severance would be made in periodic installments and is conditioned upon the officer executing a release and waiver of claims in favor of the Company.

In the event of involuntary termination without cause within twelve months after a change in control of the Company, Mr. Dunn would receive twenty-four months base pay. Such severance would be made in a single lump sum and is conditioned upon the officer executing a release and waiver of claims in favor of the Company.

As a condition of entering into the Agreement, Mr. Dunn has agreed not to divulge any confidential information during his or her employment or to solicit the Company’s employees or customers for a period of twelve months following the officer’s termination of employment.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number    Description

10.1	Employment Agreement, dated April 20, between the Company and Craig Dunn

99.1	Press release dated April 21, 2020 (furnished with respect to Item 5.02(c))

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guaranty Federal Bancshares, Inc.

By: /s/ Shaun A. Burke

Shaun A. Burke
President and Chief Executive Officer

Date: April 22, 2020